Exhibit 99.1

AT THE COMPANY	AT FTI CONSULTING
Marc S. Goldfarb Senior Vice President & General Counsel	Jennifer Milan / Daniel Haykin General Information
201-405-2454	212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS, INC. REPORTS SECOND QUARTER 2012 RESULTS

Company Also Announces Amended Credit Facility

East Rutherford, N.J. — August 14, 2012 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months ended June 30, 2012 (“Q2 2012”).

Summary Results

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per share data)	2012	2011 (Restated)**	% Change	2012	2011 (Restated)**	% Change
Net sales	$55.5	$60.3	(8.0)%	$110.7	$120.1	(7.9)%
Net income (loss)	$0.2	$(2.7)	—	$(0.6)	$(3.0)	—
Net income (loss) per diluted share	$0.01	$(0.13)	—	$(0.03)	$(0.14)	—
Adjusted net income*	$0.2	$2.0	(92.2)%	$0.5	$3.7	(86.5)%
Adjusted net income per diluted share*	$0.01	$0.09	(88.9)%	$0.02	$0.17	(88.2)%

*	“Adjusted net income” and “Adjusted net income per diluted share” for each of Q2 2012, the six month period ended June 30, 2012 (the “2012 YTD Period”), the three month period ended June 30, 2011 (“Q2 2011”) and the six month period ended June 30, 2011 (the “2011 YTD Period”) are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.
**	The results of operations set forth above and elsewhere in this release for Q2 2011 and the 2011 YTD Period reflect the impact of the previously-announced restatement of specified prior financial statements, as described in Note 12 of Notes to Unaudited Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for Q2 2012.

The Company also reported today that, on August 13, 2012, it amended its Credit Agreement to, among other things, waive the non-compliance at the end of Q2 2012 with a leverage ratio covenant, amend the financial covenants applicable to the Company for future periods, and amend the terms of the facility. The amended facility is further described below under the caption “Amended Credit Agreement”.

Second Quarter 2012 Results

Net sales for Q2 2012 decreased 8.0% to $55.5 million compared to $60.3 million for Q2 2011. This decrease was primarily the result of sales declines of 25.5% at Kids Line and 37.9% at CoCaLo. These declines were partially offset by sales increases of 18.0% at Sassy and 5.3% at LaJobi.

Gross profit for Q2 2012 was $13.1 million, or 23.6% of net sales, as compared to $16.3 million, or 27.1% of net sales, for Q2 2011. Gross profit decreased in absolute terms primarily as a result of lower sales and lower gross margins. Gross profit margins decreased primarily as a result of: (i) product mix changes; (ii) increased product costs; and (iii) higher levels of closeouts and promotional sales. The decline in gross profit margin was partially offset by a reduction in amortization of intangibles ($0.3 million) as a result of the impairment in the fourth quarter of 2011 of the Kids Line Customer Relationship intangible asset.

Selling, general and administrative (SG&A) expense was $12.2 million, or 22.1% of net sales, for Q2 2012, as compared to $14.8 million, or 24.5% of net sales, for Q2 2011. SG&A expense decreased in absolute terms and as a percentage of sales primarily as a result of: (i) a $1.1 million accrual for a contingent liability in connection with a lease assigned to the buyer (“TRC”) of the Company’s former gift business (the “TRC Lease Accrual”), which was recorded in Q2 2011 and did not recur in 2012 (although such amount was settled in the first quarter of 2012 for $1.4 million); (ii) decreased professional fees incurred in connection with the Company’s internal investigations of certain Customs matters at its subsidiaries, as well as related litigation and other costs (“Customs Compliance Costs”) ($0.5 million); (iii) decreases in travel and trade show related costs ($0.3 million); (iv) decreases in salary and labor costs ($0.2 million); and (v) lower share-based compensation expense ($0.2 million).

A valuation reserve adjustment of $2.0 million recorded in Q2 2011 resulted from the TRC bankruptcy. As a result of prior discussions with TRC with respect to the potential restructuring of the consideration received by the Company for the sale of its former gift business to TRC, the Company had been accruing, but not paying (since December 2009), amounts owed to TRC and certain of its subsidiaries for the sublease of office and warehouse space (and related services) under a transition services agreement. The settlement agreement entered into in connection with the TRC bankruptcy included, among other things, a set-off against a note payable to the Company of all amounts owed by the Company to TRC and its subsidiaries, including the sublease and related amounts discussed above. As a result, such amounts were set-off and taken into income in Q2 2011 by reducing the valuation allowance previously recorded in June 2009 against the consideration received from TRC in connection with its purchase of such gift business (the “TRC Valuation Adjustment”).

Other expense was $1.6 million for Q2 2012 as compared to $1.0 million for Q2 2011, primarily as a result of the write-off during Q2 2012 of a portion ($0.8 million) of the remaining unamortized deferred financing costs incurred in August 2011 as a result of the voluntary reduction (from $175.0 million to $100.0 million) in the aggregate revolving commitment under the Company’s previous credit agreement (the “Financing Write-Off”). This was offset by a reduction in interest expense ($0.2 million) due to lower borrowings and lower borrowing costs in such period compared to the same period in 2011.

Loss before income tax benefit was $0.8 million for Q2 2012 as compared to income before income tax provision of $2.6 million for Q2 2011, primarily as a result of the items described above.

The income tax benefit for Q2 2012 was $1.0 million on loss before income tax benefit of $0.8 million. The income tax provision for Q2 2011 was $5.3 million on income before income tax provision of $2.6 million.

Net income for Q2 2012 was $0.2 million, or $0.01 per diluted share, as compared to a net loss of $2.7 million, or ($0.13) per diluted share, for Q2 2011.

Non-GAAP adjusted net income for Q2 2012 was $0.2 million, or $0.01 per diluted share, as compared to non-GAAP adjusted net income of $2.0 million, or $0.09 per diluted share, for Q2 2011.

Non-GAAP adjusted net income and adjusted net income per diluted share for Q2 2012 reflect adjustments to net income, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) the $1.0 million income tax benefit; (ii) the $0.8 million Financing Write-Off; (iii) Customs Compliance Costs of $0.2 million; and (iv) $0.05 million of accrued interest related to anticipated LaJobi anti-dumping duty charges and anticipated Kids Line/CoCaLo customs duty charges (“Interest Charges”) (the “Q2 2012 Charges”).

Non-GAAP adjusted net income and adjusted net income per diluted share for Q2 2011 reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) the $5.3 million income tax provision; (ii) the $1.1 million TRC Lease Accrual; (iii) Customs Compliance Costs of $0.7 million; (iv) $0.7 million related to remediation activities during Q2 2011 to bring certain LaJobi cribs into compliance with new federal crib safety standards (the “LaJobi Crib Compliance Costs”); (v) a $0.16 million accrual related to anticipated customs duty payment requirements for Kids Line and CoCaLo (the “KL/C Customs Accrual”); (vi) $0.08 million of Interest Charges; and (vii) the $2.0 million TRC Valuation Adjustment (the “Q2 2011 Charges”).

2012 YTD Period

Net sales for the 2012 YTD Period decreased 7.9% to $110.7 million compared to $120.1 million for the 2011 YTD Period. This decrease was primarily the result of sales declines of 15.4% at Kids Line and 21.8% at CoCaLo, in each case primarily due to significantly lower sales volume at certain large customers, and 2.9% at Sassy, due to weakness with one retailer due to its reduction in SKUs. LaJobi sales were up slightly for the 2012 YTD Period as compared to the 2011 YTD Period.

Net loss for the 2012 YTD Period was $0.6 million, or ($0.03) per diluted share, as compared to a net loss of $3.0 million, or ($0.14) per diluted share, for the 2011 YTD Period.

Non-GAAP adjusted net income and adjusted net income per diluted share for the 2012 YTD Period was $0.5 million, or $0.02 per diluted share, as compared to non-GAAP adjusted net income of $3.7 million, or $0.17 per diluted share, for the 2011 YTD Period.

Non-GAAP adjusted net income and adjusted net income per diluted share for the 2012 YTD Period reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) a $1.4 million income tax benefit; (ii) Customs Compliance Costs of $1.4 million; (iii) the $0.8 million Financing Write-Off; (iv) $0.6 million of severance costs; and (v) $0.1 million of Interest Charges (the “2012 YTD Charges”).

Non-GAAP adjusted net income and adjusted net income per diluted share for the 2011 YTD Period reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) a $5.3 million income tax provision; (ii) Customs Compliance Costs of $3.1 million; (iii) the $1.1 million TRC Lease Accrual; (iv) $0.7 million in LaJobi Crib Compliance Costs; (v) a $0.4 million KL/C Customs Accrual; (vi) a $0.3 million accrual related to anticipated anti-dumping duty payment requirements for LaJobi; (vii) $0.16 million in Interest Charges; (viii) $0.1 million in fees for a March 2011 amendment to a prior credit facility; and (ix) the $2.0 million Valuation Adjustment (the “2011 YTD Charges”).

Amended Credit Agreement

On August 13, 2012, the Company amended its Credit Agreement to, among other things, waive the non-compliance at the end of Q2 2012 with a leverage ratio covenant, amend the financial covenants applicable to the Company for future periods, and amend the terms of the facility (as so amended, the “2012 Credit Agreement”). The 2012 Credit Agreement provides for an asset-based revolving credit facility of up to $52 million (with an initial availability cap of $47 million), and a $23 million term loan. The revolver and the term loan bear interest, at the Company’s option, at a specified base rate or a specified LIBOR rate, plus (in each case) applicable margins, and in the case of the term loan (as of December 15, 2012), an in-kind interest rate of 2%. The margins on the revolver range from 1.75% to 3.00% on LIBOR loans and from 0.75% to 2.00% on base rate loans, based on the Company’s consolidated leverage ratio for specified periods. With respect to the term loan, the applicable margin is 8.0% on LIBOR loans and 7.0% on base rate loans. The 2012 Credit Agreement is scheduled to mature on April 1, 2014, and is described in more detail in the Company’s Form 10-Q for Q2 2012.

Conference Call Information

The conference call, which will be held at 9:00 a.m. ET today, August 14, 2012, may be accessed by dialing 800-946-0744 or 719-457-2573, access code: 7384859. Additionally, a webcast of the call can be accessed at www.kidbrands.com, www.earnings.com, or http://www.media-server.com/m/p/c39vqgv3, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through August 21, 2012, by dialing 877-870-5176 or 858-384-5517, access code: 7384859.

Non-GAAP Information

In this release, certain financial measures for Q2 2012, the 2012 YTD Period, Q2 2011 and the 2011 YTD Period are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income” and “Adjusted net income per diluted share” for each of the foregoing periods are non-GAAP financial measures.

Adjusted net income is defined as the reported net income/(loss), plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax income. Adjusted net income and adjusted net income per diluted share for: (i) Q2 2012 exclude the Q2 2012 Charges; (ii) the 2012 YTD Period exclude the 2012 YTD Charges; (iii) Q2 2011 exclude the Q2 2011 Charges; and (iv) the 2011 YTD Period exclude the 2011 YTD Charges.

In addition, adjusted net income per diluted share for the 2012 YTD Period, Q2 2011 and the 2011 YTD Period also includes adjustments to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such periods, because the Company was in a net loss position for such periods, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for each of the foregoing periods, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. As a result, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s current operating subsidiaries consist of: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these wholly-owned subsidiaries, the Company designs, manufactures (through third parties) and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, food preparation and nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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KID BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011 (Restated)*	2012	2011 (Restated)*
Net sales	$55,470	$60,292	$110,698	$120,128
Cost of sales	42,355	43,950	83,797	87,692

Gross profit	13,115	16,342	26,901	32,436
Selling, general and administrative expenses	12,242	14,751	26,683	30,085
TRC valuation reserve	—	(2,000)	—	(2,000)

Operating income	873	3,591	218	4,351
Other (expense) income:
Interest expense, including amortization	(1,521)	(1,064)	(2,301)	(2,220)
Other, net	(113)	58	48	103

	(1,634)	(1,006)	(2,253)	(2,117)

(Loss)/income from operations before income tax (benefit)/provision	(761)	2,585	(2,035)	2,234
Income tax (benefit)/provision	(970)	5,298	(1,441)	5,272

Net income (loss)	$209	(2,713)	$(594)	$(3,038)

Basic earnings (loss) per share:	$0.01	(0.13)	$(0.03)	$(0.14)

Diluted earnings (loss) per share:	$0.01	(0.13)	$(0.03)	$(0.14)

Weighted average shares:
Basic	21,827,000	21,650,000	21,821,000	21,642,000

Diluted	21,838,000	21,650,000	21,821,000	21,642,000

*	Amounts for Q2 2011 and the 2011 YTD Period have been restated. See Note 12 of Notes to Unaudited Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for Q2 2012.

KID BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	June 30, 2012	December 31, 2011

Cash and cash equivalents	$1,068	$2,456
Accounts receivable, net	34,658	39,313
Inventories, net	45,657	42,688
Other current assets	10,275	11,335
Long-term assets	96,853	97,054

Total assets	$188,511	$192,846

Other current liabilities	$79,095	$52,159
Long-term liabilities	19,491	50,873

Total liabilities	98,586	103,032

Shareholders’ equity	89,925	89,814

Total liabilities and shareholders’ equity	$188,511	$192,846

KID BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands, Except for Share and Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011 (Restated)	2012	2011 (Restated)
To arrive at Adjusted net income and Adjusted net income per diluted share (1):
Net income (loss) , as reported	$209	$(2,713)	$(594)	$(3,038)

Less: tax provision (benefit)	(970)	5,298	(1,441)	5,272

(Loss)/Income (from operations before income tax)	(761)	2,585	(2,035)	2,234
Add: Customs Compliance Costs (included in SG&A)	179	708	1,355	3,118
Add: Customs duty/interest accrual
(portion included in cost of sales)	—	159	—	657
(portion included in interest expense)	52	78	130	155
Add: Crib Compliance Costs (included in cost of sales)	—	677	—	677
Add: March 2011 Credit Agreement Amendment (included in interest expense)	—	—	—	131
Add: Financing Write-off due to reduction of credit line	781	—	781	—
Add: Severance Costs	—	—	581	—
Add: TRC Lease Accrual (included in SG&A)	—	1,051	—	1,051
Less: TRC Valuation Adjustment (included in TRC valuation reserve)	—	(2,000)	—	(2,000)
Less: Tax impact of above items (using assumed 39% effective rate)	(98)	(1,271)	(317)	(2,349)

Adjusted net income	$153	$1,987	$495	$3,674

Adjusted net income per diluted share	$0.01	$0.09	$0.02	0.17

Weighted-average diluted shares outstanding, as reported	21,838,000	21,650,000	21,821,000	21,642,000
Weighted-average diluted shares outstanding, as adjusted (1)	21,838,000	21,818,000	21,834,000	21,857,000

*	Amounts for Q2 2011 and the 2011 YTD Period have been restated. See Note 12 of Notes to Unaudited Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for Q2 2012.
(1)	For the 2012 YTD Period, Q2 2011 and the 2011 YTD Period, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for each of the foregoing periods, however, such shares were included.